Exhibit 99.1

Renewable Energy Group Reports Fourth Quarter
and Full Year 2015 Financial Results
Company Announces $50 Million Repurchase Plan

Fourth Quarter 2015 Highlights
•
99 million gallons sold
•
Revenue of $387.8 million
•
Adjusted EBITDA of $21.6 million
•
Net income of $79.4 million, excluding non-cash goodwill impairment of $175.0 million
•
Net loss of $95.6 million, including non-cash goodwill impairment
•
Retroactive reinstatement of biodiesel tax credit for 2015 and extension for 2016
•
Renewable volume obligations finalized for biomass-based diesel for 2014 through 2017

Full Year 2015 Highlights
•
375 million gallons sold
•
Revenue of $1.4 billion
•
Adjusted EBITDA of $50.2 million
•
Net income of $23.3 million, excluding non-cash goodwill impairment of $175.0 million
•
Net loss of $151.7 million, including non-cash goodwill impairment
•
Nameplate production capacity increased to 432 million gallons/year
•
Increased ownership of Petrotec

Ames, IA, March 8, 2016 /Business Wire/ - Renewable Energy Group, Inc. (NASDAQ:REGI) (“REG” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2015.

For the fourth quarter of 2015, revenue was $387.8 million on 99 million gallons sold with Adjusted EBITDA of $21.6 million. REG increased total gallons sold by 33% compared to the fourth quarter of 2014. Revenue increased by 15% while Adjusted EBITDA decreased by 37% in the fourth quarter of 2015 compared to the same period in 2014, due primarily to compressed margins.

For the full year 2015, revenue was $1.4 billion on 375 million gallons sold with Adjusted EBITDA of $50.2 million. For the full year 2015, REG sold 30% more total gallons, revenue increased by 9%, and Adjusted EBITDA decreased by 53%, compared to 2014. The decline in Adjusted EBITDA is primarily attributable to the challenging market conditions in the energy and commodity sectors in 2015, compounded by the Geismar biorefinery being offline.

“Despite challenging conditions in markets in which we operate, 2015 was another year of growth and resiliency for REG,” said Daniel J. Oh, President and Chief Executive Officer.  “We generated positive Adjusted EBITDA, further grew our records of gallons produced and sold, continued to expand our nameplate production capacity and increased our ownership share in Petrotec.”

Oh continued, “We are encouraged about our outlook for 2016 and beyond.  The regulatory clarity and growth trajectory EPA provided last year with a multi-year RVO will grow biomass-based diesel beyond two billion gallons by next year, and effectively already has when you consider carryover RINs.  And with the biodiesel tax credit being in place for this year, contributions from the restart of our Geismar renewable hydrocarbon diesel biorefinery and a full-year of production at Grays Harbor, we are well-positioned for future growth.”

The Company reported net losses under generally accepted accounting principles (GAAP) of $95.6 million in the fourth quarter and $151.7 million for 2015. During the fourth quarter, the Company recognized a non-cash goodwill impairment charge in the amount of $175.0 million. Under GAAP, the Company is required to conduct a goodwill impairment test at least annually and when impairment indicators are present. Goodwill is considered impaired when the carrying amount exceeds its implied fair value. The Company concluded that the decline in the Company’s common stock price observed during the third and fourth quarter represented a sustained decline and that triggering events occurred during this period requiring an interim goodwill impairment test as of October 31, 2015. The Company does not expect the accounting write down to impact its business or financial results beyond the fourth quarter.

The Company's Board of Directors has approved a repurchase program of up to $50 million of the Company's outstanding shares of common stock and/or convertible bonds. Under the program, REG may repurchase shares or bonds from time to time in open market transactions, privately negotiated transactions or by other means. The timing and amount of repurchase transactions will be determined by the Company's management based on its evaluation of market conditions, share price, bond price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice.

Fourth Quarter 2015 Operating Highlights

REG sold 98.8 million total gallons of fuel, an increase of 33% compared to the fourth quarter of 2014. Gallons sold in the quarter included 12.3 million gallons purchased from third parties and resold through the Company’s extensive distribution network, 13.8 million gallons of petroleum-based diesel fuel and 9.7 million gallons sold by Petrotec.

REG produced 81.5 million gallons of biomass-based diesel during the quarter, an increase of 7.5 million gallons over the fourth quarter of 2014. The growth in production resulted from additional capacity from the Grays Harbor acquisition and inclusion of Petrotec for the full quarter in 2015 compared to a few days in 2014. The Company utilized contract or toll manufacturing, which contributed 4.8 million gallons in the quarter.

Fourth Quarter 2015 Financial Results

All figures refer to the quarter ending December 31, 2015, unless otherwise noted.

Revenue of $387.8 million increased $50.2 million when compared to the fourth quarter of 2014. The increase in revenue was driven by volume growth of 33% and an increase in the amount recognized from reinstatement of the federal biodiesel mixture excise tax credit (BTC), offset by lower biomass-based diesel prices. The average price per gallon sold (including RINs) for B100 was $2.69, a decrease of 11% from the same period in 2014.

Gross profit was $106.4 million, compared to $111.2 million for the fourth quarter of 2014. Gross margin was 27%, compared to 33% in the year-earlier quarter. The decrease in gross profit was primarily due to the compressed margin environment the Company experienced in the fourth quarter.

Operating loss was $96.6 million compared to operating income of $81.9 million for the fourth quarter of 2014. The loss was largely due to the $175.0 million non-cash goodwill impairment charge discussed above.

Net loss attributable to common stockholders was $95.6 million, or $2.18 per share on a fully diluted basis. This compares to a net income of $69.4 million, or $1.61 per share on a fully diluted basis in the fourth quarter of 2014. Net income attributable to common shareholders was $79.4 million, excluding the non-cash goodwill impairment charge of $175.0 million, or $1.81 per share on a fully diluted basis.

Adjusted EBITDA (including adjustments for the allocation of the retroactive reinstatement of the BTC for the first three quarters of 2015) was $21.6 million, a 37% decrease compared to the 2014 period. Fourth quarter 2014 adjusted EBITDA was $34.0 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Summary.”

At December 31, 2015, REG had liquid assets, which include cash and cash equivalents and marketable securities, of $47.1 million, a decrease of 36% during the quarter. For the year, the Company's liquid asset balance decreased by $33.2 million as a result of the investments in facility upgrades, acquisitions and cash used to buy back shares, offset by cash generated from operations. At December 31, 2015, accounts receivable were $310.7 million, an increase of $258.8 million from September 30, 2015, mainly as a result of the entire 2015 BTC being recorded in the fourth quarter. Inventory was $85.9 million, an increase of $7.0 million during the quarter.

The table below summarizes REG’s results for Q4 2015:

REG Q4 2015 Revenues and Adjusted EBITDA Summary (dollars and gallons in thousands)
	4Q-2015	4Q-2014	Y/Y Change
Gallons sold	98,780	74,005	33%
Average selling price	$2.69	$3.03	(11)%
Total revenues	$387,808	$337,615	15%
Adjusted EBITDA (1)(2)	$21,589	$34,033	(37)%

(1)
On December 19, 2014, the Tax Increase Prevention Act of 2014 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the federal biodiesel mixture excise tax credit (BTC) for 2014 and lapsed on December 31, 2014. The retroactive credit for 2014 resulted in a net benefit to us of $95 million, $79 million of which was recognized in the fourth quarter of 2014. Because this credit relates to the full year operating performance and results, the Company allocated a portion of the credit to each of the first three quarters of 2014 based upon gallons sold in each quarter and excluded those amounts from the fourth quarter 2014 adjusted EBITDA.

(2)
On December 18, 2015, the Protecting Americans from Tax Hikes Act of 2015 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the BTC for 2015 and prospectively in effect for 2016. The retroactive credit for 2015 resulted in a net benefit to us of $95 million that was recognized in the fourth quarter of 2015. Because this credit relates to the full year operating performance and results, the Company allocated a portion of the credit to each of the first three quarters of 2015 based upon gallons sold in each quarter and excluded those amounts from the fourth quarter 2015 adjusted EBITDA.

Full Year 2015 Results

All figures refer to the full year ending December 31, 2015, unless otherwise noted.

REG sold 374.7 million total gallons, an increase of 30% compared to 287.3 million gallons in 2014. Gallons sold in 2015 included 39.6 million gallons purchased from third parties and resold through the Company’s extensive distribution network, 30.3 million gallons of petroleum-based diesel fuel and 39.9 million gallons sold by Petrotec.

The average B100 price per gallon (including RINs) sold by REG was $2.97, compared to $3.62 in 2014.

REG produced 300.3 million gallons of biomass-based diesel, compared to 235.9 million gallons in 2014.

The growth in production resulted from additional capacity from the Grays Harbor acquisition and inclusion of Petrotec for the full year in 2015 compared to a few days in 2014. The Company utilized contract or toll manufacturing, which contributed 17.3 million gallons.

Revenue was $1.39 billion, an increase of $113.5 million, or 9%, versus 2014 revenue of $1.27 billion. The increase was due to a 30% increase in gallons sold, an increase in the amount recognized from reinstatement of the BTC and increased revenue from separated RIN inventory; offset by an 18% decline in biomass-based diesel prices throughout 2015 as compared to 2014.

Gross profit was $110.5 million, compared to $160.6 million in 2014.

Operating loss was $154.7 million, compared to operating income of $85.5 million in 2014. The loss was largely due to the $175.0 million non-cash goodwill impairment charge discussed above.

Net loss attributable to common stockholders was $151.4 million, or $3.44 per share on a fully diluted basis for 2015. This compares to a net income of $81.6 million, or $1.99 per share on a fully diluted basis for 2014. Net income attributable to common shareholders was $23.6 million, excluding the non-cash goodwill impairment charge of $175.0 million, or $0.54 per share on a fully diluted basis.

Adjusted EBITDA was $50.2 million, compared to $107.8 million in 2014, resulting in an Adjusted EBITDA margin of 4%.

The table below summarizes the quarterly and year end results for 2015 and 2014:

REG Annual Results Summary (dollars and gallons in thousands except per gallon data)
	1Q	2Q	3Q	4Q	Year
Gallons sold 2015	59,860	96,082	119,967	98,780	374,689
Gallons sold 2014	47,266	77,173	88,821	74,005	287,265
Y/Y Change	27%	25%	35%	33%	30%

B100 ASP per gallon 2015	$3.34	$3.35	$2.76	$2.69	$2.97
B100 ASP per gallon 2014	$3.81	$3.90	$3.77	$3.03	$3.62
Y/Y Change	(12)%	(14)%	(27)%	(11)%	(18)%

Total revenues 2015	$230,918	$373,762	$394,856	$387,808	$1,387,344
Total revenues 2014	$219,040	$332,918	$384,258	$337,615	$1,273,831
Y/Y Change	5%	12%	3%	15%	9%

Adjusted EBITDA 2015	$(14,472)	$26,142	$16,904	$21,589	$50,163
Adjusted EBITDA 2014	$14,706	$24,248	$34,780	$34,033	$107,767
Y/Y Change	N/M	8%	(51)%	(37)%	(53)%

Adjusted EBITDA margin 2015	(6)%	7%	4%	6%	4%
Adjusted EBITDA margin 2014	7%	7%	9%	10%	8%

Adjusted EBITDA Reconciliation

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance.

Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

The following table provides Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

					Year ended December 31,					Year ended December 31,
(In thousands)	1Q-2015	2Q-2015	3Q-2015	4Q-2015	2015	1Q-2014	2Q-2014	3Q-2014	4Q-2014	2014
Net income (loss)	$(38,304)	$(2,163)	$(15,671)	(95,572)	$(151,710)	$(2,359)	$11,007	$4,572	69,318	$82,538
Adjustments:
Income tax (benefit) expense	(897)	(707)	(1,050)	(6,047)	(8,701)	(107)	(11,919)	(248)	15,846	3,572
Interest expense	2,743	2,928	2,921	3,275	11,867	551	1,204	2,867	2,068	6,690
Other income (expense), net	(565)	(1,779)	462	1,410	(472)	(48)	(384)	(124)	(106)	(662)
Gain on bargain purchase	—	—	(5,358)	—	(5,358)	—	—	—	—	—
Change in fair value of contingent consideration	293	(2,121)	1,106	363	(359)	—	(384)	(1,059)	(5,188)	(6,631)
Impairment of goodwill	—	—	—	175,028	175,028	—	—	—	—	—
Straight-line lease expense	(158)	(145)	(19)	(94)	(416)	(163)	(150)	(142)	(184)	(639)
Depreciation	5,613	6,134	6,261	6,989	24,997	3,004	3,190	3,332	5,729	15,255
Amortization	(219)	(206)	(199)	(91)	(715)	(185)	(184)	303	(150)	(216)
Other	197	162	(4)	486	841	—	—	—	73	73
Lease cancellation (1)	—	—	—	—	—	—	1,904	—	—	1,904
Biodiesel tax credit (2), (3)	15,745	22,883	27,264	(65,892)	—	12,778	18,550	23,887	(55,215)	—
Non-cash stock compensation	1,080	1,156	1,191	1,734	5,161	1,235	1,414	1,392	1,842	5,883
Adjusted EBITDA	$(14,472)	$26,142	$16,904	$21,589	$50,163	$14,706	$24,248	$34,780	$34,033	$107,767

(1)
In April 2014, the Company bought out the remaining life of the land lease at our Danville, Illinois facility and subsequently purchased the land. The amount represents the portion related to canceling the lease.

(2)
On December 19, 2014, the Tax Increase Prevention Act of 2014 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the federal biodiesel mixture excise tax credit (BTC) for 2014 and lapsed on December 31, 2014. The retroactive credit for 2014 resulted in a net benefit to us of $95 million, $79 million of which was recognized in the fourth quarter of 2014. Because this credit relates to the full year operating performance and results, the Company allocated a portion of the credit to each of the first three quarters of 2014 based upon gallons sold in each quarter and excluded those amounts from the fourth quarter 2014 adjusted EBITDA.

(3)
On December 18, 2015, the Protecting Americans from Tax Hikes Act of 2015 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the BTC for 2015 and prospectively in effect for 2016. The retroactive credit for 2015 resulted in a net benefit to us of $95 million that was recognized in the fourth quarter of 2015. Because this credit relates to the full year operating performance and results, the Company allocated a portion of the credit to each of the first three quarters of 2015 based upon gallons sold in each quarter and excluded those amounts from the fourth quarter 2015 adjusted EBITDA.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash clauses that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 11 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.
For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000™ biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000™ biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.

Note Regarding Forward-Looking Statements This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our outlook for 2016, contributions from our Geismar and Grays Harbor facilities, advancement in our Life Sciences unit, and our repurchase program. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; availability of federal and state governmental tax credits and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to generate revenue from the sale of renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; whether REG Geismar will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described from time to time in REG's annual report on Form 10-K, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission.

All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Investor Relations: The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirt.com	Company: Renewable Energy Group Todd Robinson Director, Investor Relations +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	2015	2014	2013
REVENUES:
Biomass-based diesel sales	$1,141,281	$1,052,772	$1,207,618
Biomass-based diesel government incentives	245,868	220,634	290,393
	1,387,149	1,273,406	1,498,011
Services	195	425	127
	1,387,344	1,273,831	1,498,138
COSTS OF GOODS SOLD:
Biomass-based diesel	1,276,667	1,113,052	1,258,549
Services	134	167	156
	1,276,801	1,113,219	1,258,705
GROSS PROFIT	110,543	160,612	239,433
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	73,397	62,681	45,865
RESEARCH AND DEVELOPMENT EXPENSE	16,851	12,424	258
IMPAIRMENT OF GOODWILL	175,028	—	—
INCOME (LOSS) FROM OPERATIONS	(154,733)	85,507	193,310
OTHER INCOME (EXPENSE), NET	(5,678)	603	(2,009)
INCOME (LOSS) BEFORE INCOME TAXES	(160,411)	86,110	191,301
INCOME TAX BENEFIT (EXPENSE)	8,701	(3,572)	(4,935)
NET INCOME (LOSS)	$(151,710)	$82,538	$186,366

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY'S COMMON STOCKHOLDERS	$(151,392)	$81,620	$165,254
Net income (loss) per share attributable to common stockholders:
Basic	$(3.44)	$2.00	$5.00
Diluted	$(3.44)	$1.99	$5.00
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	43,958,803	40,740,411	33,045,164
Diluted	43,958,803	40,749,913	33,052,879

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED SUPPLEMENTAL QUARTERLY RESULTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014
Revenues	$387,808	$337,615	$1,387,344	$1,273,831
Gross profit	106,426	111,182	110,543	160,612
Selling, general, and administrative expenses including research and development expense	27,969	29,244	90,248	75,105
Impairment of goodwill	175,028	—	175,028	—
Income (loss) from operations	(96,571)	81,938	(154,733)	85,507
Other income (expense), net	(5,048)	3,226	(5,678)	603
Net income (loss) attributable to the Company	(95,609)	69,391	(151,392)	82,611
Net income (loss) per share attributable to common stockholders - basic	(2.18)	1.61	(3.44)	2.00
Net income (loss) per share attributable to common stockholders - diluted	(2.18)	1.61	(3.44)	1.99

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2015 AND 2014 (IN THOUSANDS)
(UNAUDITED)

	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,081	$63,516
Marketable securities	—	16,770
Accounts receivable, net	310,731	294,669
Inventories	85,890	97,508
Prepaid expenses and other assets	31,882	43,135
Restricted cash	—	12,845
Total current assets	475,584	528,443
Property, plant and equipment, net	574,584	493,196
Goodwill	16,080	188,275
Intangible assets, net	30,941	28,837
Investments	8,797	9,736
Other assets	11,819	14,434
Restricted cash	105,815	104,815
TOTAL ASSETS	$1,223,620	$1,367,736
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$23,149	$16,679
Current maturities of long-term debt	5,206	5,746
Accounts payable	236,817	202,821
Accrued expenses and other liabilities	28,466	28,486
Deferred income taxes	—	14,899
Deferred revenue	333	16,680
Total current liabilities	293,971	285,311
Unfavorable lease obligation	17,343	19,170
Deferred income taxes	19,186	6,905
Contingent consideration for acquisitions	26,949	30,091
Long-term debt, net	247,251	242,031
Other liabilities	4,910	5,566
Total liabilities	609,610	589,074
COMMITMENTS AND CONTINGENCIES

TOTAL EQUITY	614,010	778,662
TOTAL LIABILITIES AND EQUITY	$1,223,620	$1,367,736